EXHIBIT 4.2

City of Buenos Aires, 4 June 2004

Messrs.

MetroGas S.A.

Aráoz de Lamadrid 1360, 1st floor

City of Buenos Aires

Ref: Sales Contract VGP-079. Offer for its restructure.

Dear Sirs,

We attach hereby our Term Sheet offer for the restructure of the Natural Gas Sales Contract according to the "Agreement for the Implementation of the Natural Gas Normalization Price Scheme in Point of Entry to the Transport System" established by Decree 181/2004 and homologated by Resolution Nr 208/2004 which is attached as an Annex to the present instrument.

The present offer shall be regarded as accepted by MetroGas by presenting it to ENARGAS (National Gas Regulation Body) and which shall be duly accredited before the sellers.

Faithfully yours,

(signed)

Total Austral S.A.

(signed)

Pan American Energy LLC, Argentine Branch

TERM SHEET

For the restructure of the Natural Gas Sales Contract according to the "Agreement for the Implementation of the Natural Gas Normalization Price Scheme in Point of Entry to the Transport System" established by Decree 181/2004 and homologated by Resolution Nr 208/2004 passed by the Ministry for Federal Planning, Public Investment and Services (The Agreement).

1.- Contract: Natural Gas Sales contract, signed on 8 January 1999 (VGP-079) (in future the "Contract")

2.- Sellers: Total Austral S.A. 60% participation

Pan American Energy LLC (Arg. Branch) 40% participation

3.- Buyer: MetroGas S.A.

4.- Maximum Daily Quantity:

4.1. The maximum daily quantity (MDQ) shall be of 2,000,999 m3 of 9300 kcal/m3.

4.2. In case that according to what is stated by Decree PEN Nr 181/2004, or its future rulings, any Client FD, FT, ID, SGG, SGP segment 3, GNC and/or Power Plants should fail to buy natural gas and should sign to a sales contract with third parties supplying natural gas, the quantity of m3 of 9300 kcal/mr per day that the Client should fail to acquire from the Buyer shall be deducted from the MDQ in the proportion that corresponds to the Contract, taking to that effect all the MDQ of the natural gas sales contracts that the Buyer may have at that moment and the volume of natural gas per drainage area that the Client in question may acquire.

At the end of each month the Buyer shall inform the Sellers by sworn declaration, if applicable, the volumes and Clients mentioned in this article. The Sellers shall have the right to verify the information supplied by the Buyer.

5.- Prices:

5.1. Given the fact that The Agreement establishes that in the first stage, as from 10 May 2004, the increase detailed in tables 2 and 3 of the Agreement shall be applied to the volumes assigned to clients FD, FT,ID,IT,SGG,GNC,SGP segment 3 and Power Plants, as well as to the gas retained corresponding to these users (these volumes shall be named in future "Industrial Gas"), all natural gas delivered according to the Contract which is not Industrial Gas shall be considered gas assigned to users R, SGP in segments 1 and 2, SDB in the proportion corresponding to the clients aforementioned, and the gas retained corresponding to these users (these volumes shall be named in future "Residential Gas"); according to the scheme herein described, the Buyer agrees to inform the Sellers the percentage of Gas assigned to Residential Gas (the "Residential Percentage") and the percentage assigned to Industrial Gas (the "Industrial Percentage"). These percentages shall be at all times proportional to the relative participation of the different clients of the Buyer's portfolio.

5.2. a. Provisional Report: The Buyer shall inform monthly five (5) working days before the end of the month in course, the Residential and Industrial Percentages estimated for the month in course.

b. Final Report: Within twenty (20) days after the end of the month, the Buyer shall inform the definite Residential and Industrial Percentages for the ended month, whenever the definite transporters' injection balances are available and the volumes were effectively delivered and/or invoiced by the Buyer to his Clients.

The Sellers shall have the right to verify the information supplied by the Buyer.

5.3. The sale price, in Argentine pesos, for Residential Gas shall be 0.058142 $/m3 of 9300 kcal/m3 according to what has been established in the Contract for the month of May 2001. This price shall be adjusted in full agreement with the percentages set according to what the Agreement establishes for the client segment "Residential Users" and "First and Second scale of the Small Users General Service (SGP)".

5.4. The sale price for Industrial Gas shall be each time the one set by Annex I-a of the Agreement. As a reference since May 2004 it is established that the price shall be 0,058142 $/m3 of 9400 kcal/m3, which shall be adjusted in full agreement with the percentages established in the aforesaid Annex for the client segment "Industrial Users" and "Generators". As from 11 May 2004, the first adjustment shall be of 33,21%.

6. Invoicing and interest rates:

6.1. According to the terms stipulated in the Agreement, the Sellers shall invoice the Buyer the natural gas volumes delivered during the month ended taking into account the Provisional Report (article 5.2.a) and the volume of gas effectively taken by the Buyer. The invoice shall be issued in all cases in ARS (Argentine pesos).

6.2. Upon receipt of the Final Report (article 5.2b) the Sellers shall issue debit notes or credit notes accordingly, which shall be paid off in accordance with the Agreement.

6.3. For Take or Pay invoice, when applicable according to the Agreement, and in view of its estimation, the break-down of consumption in effect from the moment of the Take or Pay production as declared in the Final Report shall be taken into account.

6.4. For the pay of interests in the cases contemplated in the Agreement, it shall be considered one and a half times the interest rate applicable by Banco Nación for the operations of discounts of documents.

7. Life and Duration

7.1. The present instrument and what it is herein established shall be effective as from 11 May 2004 through 31 December 2006.

7.2. The terms and conditions described in the present Term Sheet shall be applied as a complement to the Agreement until it is agreed to formalise the article 9.1. in the present instrument.

7.3. All the terms and conditions of the Agreement not amended by the present Term Sheet shall be effective, with the exception of the following articles which effectiveness is derogated: Article 4.5., Article 7.5., Article 13.3.6.4, Article 14 "Displacement" and Article 15 "Sales to Third Parties".

8. Force Majeure

8.1 Fore Majeure or Cas Fortuit, with the consequences described in the Agreement, shall be any decisions or resolutions passed by any governmental authorities hindering or prohibiting the Seller to sell and/or deliver the Buyer the natural gas object of the present instrument, even when the resolution were adopted or the act realized based on rulings passed prior to the date of the present instrument, independently of the fact that the said rulings, acts, decisions or resolutions may or may not be objected by the parties.

9. Other general resolutions:

9.1. The terms and conditions described in the present instruments and agreed to by the Parties, shall be reflected in an additional article to the Agreement, which shall be agreed to by the parties within 90 days with effect from the day of acceptance of this instrument.

9.2 The Additional Article shall clearly express that as from the date it comes in force, it shall be conditioned to the effectiveness of the Agreement. In case that the Agreement were terminated in accordance with its terms and conditions, the parties' commercial relation shall be ruled by the terms and conditions of the Agreement (with the exception of the articles derogated in accordance with article 7.3 of the present instrument), whenever there shall exist an anticipated Agreement between the parties regarding the gas price. In which case, the Agreement shall be in force until its maturity, unless there existed restrictions to the passing through of the price agreed to to the price of gas distribution, in which case either party shall leave it without effect by duly notifying his decision with fifteen (15) days in advance.

9.3 The Agreement shall be part of the Additional Article and shall be added to it as an Annex.

9.4. The duration of the Agreement shall be through 31 December 2006.

9.5. The Sellers ratify and take as reproduced in the present document the compromise taken in accordance with article 2 "Suspension of Procedures and Renunciations" of the Complementary Act of the Agreement for the Implementation of the Natural Gas Price Normalization Scheme in point of entry to the Transport System" as established by Decree 181/2004 (the "Complementary Act") according to the terms and conditions therein.

9.6. In order to fulfil what article 2.5.iii) establishes in the Complementary Act, the Buyer agrees to: (i) suspend the prescription described in article 2.3. of the Complementary Act; (ii) the suspension of the proceedings already initiated, whatever the jurisdiction; and (iii) waive to invoke the extinction of obligations and the lapsing of the proceedings during the life of the commitment foreseen in article 2.1 of the Complementary Act.